                                                                      EXHIBIT 21



                            DESCRIPTION OF SUBSIDIARY

      ITS Networks Inc. has one subsidiary. ITS Europe, S.L., a company organized under the laws of Spain in 1995, is a wholly owned subsidiary of ITS Networks Inc.